Exhibit 99.1

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE	For More Information Contact:
January 21, 2004	Susan Knight, Chief Financial Officer (952)937-4000 Paul Runice, Treasurer (952) 937-4003

MTS Reports First Quarter EPS Increase of 40%; Raises Full Year Outlook

Eden Prairie, Minn., January 21, 2004 – MTS Systems Corporation (NASDAQ: MTSC) today reported net income of $7.6 million, or $0.35 per diluted share, for its first quarter ended December 27, 2003, a 40% increase over net income of $5.4 million, or $0.25 per diluted share, for the first quarter of fiscal 2003.

First quarter orders were $147.2 million, an increase of 95% compared to orders of $75.5 million for first quarter of fiscal 2003, primarily the result of booking two large, multi-year, international contracts for test equipment, software and support totaling in excess of $45 million. Excluding these bookings, orders for the quarter increased approximately 35%, driven by increased volume in both segments in North America, Europe and Asia. Backlog increased approximately 40% in the quarter, to $222 million from $159 million.

“Following weak fourth quarter orders, we are pleased with the significant increase in orders and the improved earnings performance this quarter,” said Sidney W. Emery, Jr., Chairman and CEO. “In addition to continued growth in our Industrial segment, we are now seeing indications of market improvement in the Test segment. The next several quarters will determine whether or not the first quarter orders increase represents the beginning of a market recovery.”

“The first quarter results reflect both a favorable mix of shorter lead time, higher-margin products and the impact of the weaker U.S. dollar,” said Emery. “We now expect a much stronger first half than we had previously communicated and thus total year revenue of $360-$370 million versus our previous forecast of $345-$350 million. Similarly, we are raising our total year earnings per share outlook to the $1.15-$1.20 range from the $1.00-$1.03 range previously communicated. This outlook assumes no further impact of currency exchange rates. We anticipate second half earnings will not be as strong as the first half due to the composition of our backlog and anticipated second half investments in both business segments.”

First quarter revenue was in line with expectations at $84.6 million, flat with revenue of $84.4 million for first quarter of fiscal 2003. A $5.4 million favorable impact of currency translation offset lower volume. The earnings per share increase of $0.10 was attributable to product mix, a favorable currency translation impact of $0.02, and the Company’s ongoing focus on margin improvement.

Cash, cash equivalents, and short-term investments increased $9.7 million in the quarter, driven by strong earnings and continued improvement in working capital, as well as the translation of cash balances denominated in foreign currencies.

MTS News Release

Segment Results

Test Segment:

Orders for the Test segment were $134.4 million for the first quarter, up 106% compared to orders of $65.3 million for first quarter of fiscal 2003, primarily due to the two large orders totaling in excess of $45 million. Excluding these orders, orders increased 37% compared to the first quarter of fiscal 2003 due to improved volume in both North America and Asia. Backlog increased 42%, from $150 million to approximately $213 million. First quarter revenue was $72.2 million, a decrease of 2% compared to $73.9 million for first quarter of fiscal 2003, primarily due to lower beginning backlog for the quarter and project timing. Gross profit as a percent of revenue for the Test segment was 39.9%, an increase of 4.5 percentage points compared to 35.4% for first quarter of fiscal 2003, due to higher-margin revenue mix. The segment reported $10.4 million in income from operations, an increase of $2.0 million compared to the first quarter of fiscal 2003, driven by higher product margins.

Industrial Segment:

Orders for the Industrial segment were $12.8 million for the first quarter, an increase of 25% compared to orders of $10.2 million for first quarter of fiscal 2003. Orders for the Sensors business increased across all geographies. Backlog was flat for the quarter at approximately $9 million. Revenue was $12.4 million for the quarter, an increase of 18% compared to revenue of $10.5 million for first quarter of fiscal 2003, driven by increased volume in both the Sensors and AeroMet businesses. Gross profit as a percent of revenue for the Industrial segment was 47.5%, down from 49.0% for first quarter of fiscal 2003, reflecting higher material costs, partially due to exchange rates. Income from operations was $0.8 million compared to $0.6 million for first quarter of fiscal year 2003, driven by improved volume.

First Quarter Conference Call

A conference call will be held on Thursday, January 22, at 9:00 a.m. CST (10:00 a.m. EST). Call +1-773-756-4702; state the Passcode “First Quarter” and conference leader “Chip Emery”. Telephone re-play will be available through 6:00 p.m. CST, February 22, 2004. Call +1-402-220-2270 and state the Passcode “4006.”

If you prefer to listen live over the Internet, please log on to the web at http://www.mts.com/news/financial_news.htm and click on the webcast image. The call will be archived through 6:00 p.m. CST, April 20, 2004.

About MTS Systems Corporation

MTS Systems Corporation is a global supplier of testing products that help customers accelerate and improve their design, development, and manufacturing processes. MTS products are used for determining the mechanical behavior of materials, products, and structures and include computer-based testing and simulation systems, modeling and testing software, and consulting services. The Company is also a leading manufacturer of industrial position sensors. MTS had 1,630 employees and revenue of $340 million for the fiscal year ended September 27, 2003. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s SEC reports, including Form 10-K for the year ended September 27, 2003.

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MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited — in thousands, except per share data)

	Three Months Ended
	December 27, 2003	December 28, 2002
Revenue	$84,631	$84,439
Cost of sales	49,942	53,133

Gross profit	34,689	31,306
Operating expenses:

Selling	13,549	12,862
General and administrative	6,375	5,824
Research and development	3,602	3,579

Total operating expenses	23,526	22,265

Income from operations	11,163	9,041

Interest expense	(703)	(1,044)
Interest income	418	487
Other income (expense), net	655	(17)

Income before income taxes and discontinued operations	11,533	8,467
Provision for income taxes	3,956	2,893

Income before discontinued operations	7,577	5,574

Discontinued operations:
Loss from discontinued operations, net of tax	—	(203)

Net income	$7,577	$5,371

Earnings per share:
Basic-
Income before discontinued operations	$0.37	$0.26
Discontinued operations:
Loss from discontinued operations, net of tax	—	(0.01)

Earnings per share	$0.37	$0.25

Weighted average number of common shares outstanding - basic	20,759	21,132

Diluted-
Income before discontinued operations	$0.35	$0.26
Discontinued operations:
Loss from discontinued operations, net of tax	—	(0.01)

Earnings per share	$0.35	$0.25

Weighted average number of common shares outstanding - diluted	21,483	21,355

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Balance Sheets
(unaudited — in thousands, except per share data)

	December 27, 2003	September 27, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$106,754	$74,183
Short-term investments	35,700	58,560
Accounts receivable, net of allowances for doubtful accounts	68,303	59,637
Unbilled contracts and retainage receivable	24,790	21,939
Inventories	36,582	34,709
Prepaid expense	5,549	3,928
Current deferred tax asset	9,671	9,682
Other current assets	1,648	2,075
Assets held for sale	1,587	--

Total current assets	290,584	264,713

Property and Equipment:
Land	2,478	3,247
Buildings and improvements	46,965	47,031
Machinery and equipment	86,733	84,834
Accumulated depreciation	(81,358)	(78,908)

Total property and equipment, net	54,818	56,204

Goodwill	4,447	4,383
Other assets	2,462	2,562
Non-current deferred tax asset	2,525	2,516

Total Assets	$354,836	$330,378

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
Notes payable	$89	$383
Current maturities of long-term debt	6,845	6,839
Accounts payable	10,999	10,483
Accrued payroll-related costs	22,202	24,742
Advance payments from customers	50,196	40,456
Accrued warranty costs	4,884	4,862
Accrued income taxes	8,306	5,571
Other accrued liabilities	17,078	15,838

Total current liabilities	120,599	109,174

Deferred income taxes	6,675	6,265
Long-term debt, less current maturities	30,431	30,487
Other long-term liabilities	9,301	8,346

Total Liabilities	167,006	154,272

Shareholders' Investment:
Common stock, $.25 par; 64,000 shares authorized:
20,884 and 20,720 shares issued and outstanding	5,221	5,180
Additional paid-in capital	3,360	1,534
Retained earnings	168,395	162,076
Accumulated other comprehensive income	10,854	7,316

Total shareholders' investment	187,830	176,106

Total Liabilities and Shareholders' Investment	$354,836	$330,378